                                                                    EXHIBIT 99.1



TUESDAY JUNE 26, 9:09 AM EASTERN TIME
PRESS RELEASE




                   LAKES GAMING ANNOUNCES MANAGEMENT CONTRACT
                 FOR GRAND CASINO COUSHATTA WILL NOT BE RENEWED

MINNEAPOLIS--(BUSINESS WIRE)--June 26, 2001--Lakes Gaming, Inc. (Nasdaq:LACO - news) today announced that the existing contract with the Coushatta Tribe of Louisiana for management of Grand Casino Coushatta is due to expire on January 16, 2002 and will not be renewed. Although the Coushatta Tribe had previously agreed to a contract renewal in principal, the Coushatta Tribe has informed Lakes that they have decided to place the casino operations under their direct control.

Coushatta Tribal Chairman, Lovelin Poncho, expressed gratitude for the very good relationship the tribe has enjoyed with Lakes. "We appreciate very much the positive association between the Coushatta Tribe of Louisiana and Lakes Gaming, Inc. We have collaborated in a manner that has allowed the Tribe to obtain self-sufficiency and provide a significant, positive impact on the local and state economies. We are separating our business association on a positive note, at a time when the Tribe has made the decision to move forward with tribal management of the casino."

Lyle Berman, Chairman and CEO of Lakes stated, "We have enjoyed a successful partnership with the Coushatta Tribe over the past seven year period and we wish them continued success in the future." Mr. Berman continued, "We will continue to support and help the Coushatta Tribe during the coming months to ensure as smooth a transition as possible."

Lakes managed all aspects of the development and operations for the casino property from master planning and financing to construction and marketing. Lakes placed particular emphasis on the training and development of the casino's tribal employees.

Mr. Berman also stated, "We recognize that the Coushatta contract is currently our only significant source of revenue, and this will terminate in January 2002. However, we continue to be excited about the prospects for the proposed new casino developments in which we are participating. We believe our current cash resources, along with financing for specific projects, will be sufficient to fund our operations until the new casino projects begin operations. If our capital needs are greater than anticipated, we may seek additional financing in the future."

Lakes Gaming, Inc. currently manages Grand Casino Coushatta, which is the largest casino resort in Louisiana, under a management contract that expires in January 2002. The Company has also entered into development and management agreements with three separate tribes for three new casino operations, one in Michigan and two in California. In addition, the Company has agreements for the development of one additional casino on Indian owned land in California through a joint venture with MRD Gaming, and has entered into a joint venture agreement for the development of land on the Las Vegas strip. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, possible need for additional financing, with no assurance that such financing will be available if needed on terms acceptable or favorable to the Company, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.

Contact:

     Lakes Gaming, Inc., Minneapolis
     Timothy J. Cope, 952/449-7030
     www.lakesgaming.com



                                      -5-